Exhibit 99(a)
FOR IMMEDIATE RELEASE
REGENERON COMPLETES ENROLLMENT FOR IL-1 TRAP
PHASE 3 TRIAL IN AUTOINFLAMMATORY DISEASE
Efficacy Phase of Trial on Target for Completion in 2006
Tarrytown, NY (April 19, 2006) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that it has completed enrollment for a pivotal trial in its phase 3 program for the treatment of CIAS1-Associated Periodic Syndrome (CAPS), a spectrum of very rare genetic disorders. This orphan drug program is assessing the efficacy and safety of the Interleukin-1 (IL-1) Trap in adult patients with these autoinflammatory diseases. The efficacy phase of this trial is expected to be completed by the end of 2006.
“We’re very pleased by the enthusiastic response from physicians and patients who are participating in this clinical trial,” noted George Yancopoulos, Regeneron’s Executive Vice President, Chief Scientific Officer, and President, Regeneron Research Laboratories. “Treatment with the IL-1 Trap in the phase 2 study led to immediate and sustained improvements in CAPS patients as assessed by both clinical and laboratory measurements. We are hoping the encouraging results we saw in the phase 2 study will be replicated in this larger trial. The information we derive from this trial will be critical to evaluating the IL-1 Trap in other serious inflammatory conditions in which IL-1 may be a key factor.”
Objectives and Study Design

The pivotal trial is designed to evaluate the efficacy and safety of the IL-1 Trap, a long-acting IL-1 inhibitor, in adult patients with CAPS, a spectrum of rare diseases characterized by spontaneous systemic inflammation. The trial will include a six-month, placebo-controlled efficacy phase and be followed by a six-month, open label extension phase, which will help to characterize the safety of the IL-1 Trap.
CAPS is a family of rare autoinflammatory diseases. The CAPS syndromes included in our program include patients with Familial Cold Autoinflammatory Syndrome (FCAS) and Muckle Wells Syndrome (MWS). CAPS is caused by mutations in the CIAS1 gene and is associated with elevated levels of IL-1. CAPS patients suffer from fever, rash, chills, arthralgia, myalgia, and fatigue. In 2005, we reported positive preliminary results for four patients with CAPS in an on-going phase 2 study being conducted with the National Institutes of Health, testing once weekly dosing of the IL-1 Trap. These patients had an immediate, significant response to treatment with the IL-1 Trap and have been able to maintain their response to treatment in the extension phase of the trial. There are currently no approved therapies for CAPS.
About the IL-1 Trap
 IL-1 is a soluble protein secreted by certain cells in the body. In many cases, IL-1 acts as a messenger to help regulate immune and inflammatory responses by attaching to cell-surface receptors in cells that participate in the body’s immune system. In excess, it can be harmful and has been linked to a variety of inflammatory diseases. Blocking IL-1 is a proven therapeutic approach in rheumatoid arthritis, as shown by the U.S. Food and Drug Administration (FDA) approval for that indication of Amgen’s Kineret®, which is a recombinant form of a naturally occurring IL-1 receptor antagonist that must be given by daily injection. IL-1 represents an important target for pharmaceutical development in other inflammatory conditions.
The IL-1 Trap is designed to attach to and neutralize IL-1 in the blood stream before it can attach to cell-surface receptors and generate signals that can trigger disease in body tissue. Once attached to the Trap, IL-1 cannot bind to the cell surface receptors and, together with the Trap, is eliminated from the body. The IL-1 Trap has a long duration in the blood stream and can be delivered by weekly injection. The FDA has granted orphan drug designation for the IL-1 Trap for the treatment of CIAS1-Associated Periodic Syndrome (CAPS).
About Regeneron Pharmaceuticals
 Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreement with the sanofi-aventis Group, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2005. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
This news release includes certain financial measures that are calculated in a manner different from generally accepted accounting principles (GAAP) and are considered non-GAAP financial measures under SEC rules. Non-GAAP financial measures for the year ended December 31, 2005 included in this news release are: (1) pro forma net loss and pro forma net loss per share (basic and diluted), exclusive of Stock Option Expense and (2) research and development expenses, general and administrative expenses, and contract manufacturing expenses, all exclusive of Stock Option Expense. As required, we have provided reconciliations of non-GAAP amounts to GAAP amounts in tables shown above. Additional required information is located in the Form 8-K filed with the SEC in connection with this news release.
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Contacts:
Investors:	Media:
Charles Poole	Lauren Tortorete
914.345.7640	212.845.5609
charles.poole@regeneron.com	ltortorete@biosector2.com

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